Exhibit 10.1

VONTIER CORPORATION

Executive Incentive Compensation Plan

VONTIER CORPORATION

EXECUTIVE INCENTIVE COMPENSATION PLAN

Effective as of March 10, 2022

SECTION 1 - PURPOSE

PURPOSE	Vontier Corporation, a Delaware corporation (the “Company”), wishes to motivate, reward, and retain Executive Officers (defined below) of the Company and its subsidiaries. To further these objectives, the Company hereby sets forth this Vontier Corporation Executive Incentive Compensation Plan (the “Plan”), effective as of March 10, 2022, to provide participants with performance-based incentive awards (“Awards”).

SECTION 2 - ELIGIBILITY

ELIGIBLE PARTICIPANTS	Except as otherwise determined by the Administrator (identified and defined below), the “Participants” in the Plan are the Executive Officers of the Company. “Executive Officer” means “Executive Officer” under Rule 3b-7 issued under the Securities Exchange Act of 1934, as amended from time to time, and any other person the Administrator determines to be an Executive Officer under the Plan. Notwithstanding anything to the contrary, no person may be a Participant under the Plan if he or she is subject to a Company-sponsored performance improvement plan and no person may be a Participant in the Plan unless and until the Administrator identifies such person as a Participant.

NEW HIRES AND PROMOTIONS	A newly hired employee and an employee of the Company promoted during a Performance Period may be an Executive Officer and a Participant, as determined by the Administrator, for the period of time during the Performance Period in which the Company employs the individual as an Executive Officer.

INELIGIBILITY DURING A PERFORMANCE PERIOD	If an employee is demoted, transfers employment to a non-participating operating company or who otherwise becomes ineligible during a Performance Period may be eligible for an Award, as determined by the Administrator, for the period of time during the Performance Period in which the employee was eligible.

SECTION 3 - PERFORMANCE PERIOD AND GOALS

AWARDS	For any single Performance Period (defined below), the amount payable to a Participant shall equal the amount earned pursuant to the Performance Goals and other Award terms and conditions established by the Administrator with respect to such Performance Period as set forth in Appendix A.

PERFORMANCE PERIOD	A “Performance Period” is a period for which Performance Goals (defined below) are set and during which performance is to be measured to determine whether a Participant is entitled to an Award under the Plan. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Performance Periods may be of varying and overlapping durations. Unless otherwise designated by the Administrator and described in Appendix A, the Performance Period will be the calendar year.

PERFORMANCE GOALS	The Administrator will have the authority to establish and administer Performance Goals with respect to Awards as it considers appropriate, which Performance Goals must be satisfied, as the Administrator specifies, before a Participant is entitled to an Award.

“Performance Goals” are any one of, or a combination of, performance-based measures determined by the Administrator based on the Company and its subsidiaries on a group-wide basis or on the basis of subsidiary, platform, division, operating unit and/or other business unit results (subject to any discretionary adjustments), and may include, without limitation, any of the following:

•  earnings per share (on a fully diluted or other basis);

•  stock price targets or stock price maintenance;

•  total shareholder return;

•  return on capital, return on invested capital or return on equity;

•  pretax or after-tax net income;

•  working capital;

•  earnings before interest and taxes;

•  earnings before interest, taxes, depreciation, and amortization (EBITDA);

•  operating income;

•  free cash flow;

•  cash flow;

•  revenue or core revenue;

•  gross profit margin;

•  operating profit margin, gross or operating margin improvement or core operating margin improvement; or

•  strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, market share or geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures.

The specific Performance Goals for a Performance Period are identified in Appendix A of this Plan, as amended from time to time. The Administrator will determine whether such Performance Goals are attained as soon as practicable after the end of the applicable Performance Period, and such determination will be final, conclusive and binding.

APPENDIX A	Appendix A to this Plan shall set forth the applicable Performance Period, Performance Goals and any other criteria that applies to an Award for an applicable Performance Period.

SECTION 4 - PAYMENT OF AWARDS

GENERAL	Unless otherwise determined by the Administrator, Awards determined under the Plan for a Performance Period will be paid to Participants either (i) in cash, or (ii) in shares or equity-based awards under the Company’s 2020 Stock Incentive Plan, or any successor thereto, in each case no earlier than January 1st and no later than March 15th of the calendar year following the end of the Performance Period to which the Awards apply. Except as otherwise required by law, pursuant to an express term of the Plan or as determined by the Administrator, in its sole discretion, no person shall be eligible to receive an Award unless such person is employed and in good standing, as determined by the Administrator, on the date the Company pays the Awards.

DISCRETIONARY ADJUSTMENTS	The Administrator’s powers include the power to make discretionary adjustments, which are adjustments that increase, decrease or eliminate an Award otherwise payable to a Participant for a Performance Period. This includes the power to make discretionary adjustments due to an employee’s personal performance, based on the Company’s annual review process or reviews.

VOLUNTARY TERMINATION	No person who voluntarily terminates during a Performance Period prior to the date the Company pays awards may be eligible for an Award.

INVOLUNTARY TERMINATION

Except as otherwise determined by the Administrator in its sole discretion or as otherwise required by law, a Participant who the Company involuntarily terminates without Cause shall be eligible for no Award for the Performance Period in which the Company terminates the individual. No person who the Company terminates for Cause may receive an Award. For purposes of this Plan, a termination for Cause means a Participant’s employment with the Company or any of its affiliates terminates due to the Participant:

•  Committing fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company or any affiliate thereof, or any other action in willful disregard of the interests of the Company or any affiliate thereof;

•  Being convicted of, or pleading guilty or no contest to, (i) a felony, (ii) any misdemeanor (other than a traffic violation) with respect to his/her employment, or (iii) any other crime or activity that would impair his/her ability to perform his/her duties or impair the business reputation of the Company or any affiliate;

•  Refusing or willfully failing to adequately perform any duties assigned to him/her; or

•  Refusing or willfully failing to comply with standards, policies or procedures of the Company or any affiliate thereof, including without limitation the Company’s Standards of Conduct as amended from time to time.

RETIREMENT, DEATH AND DISABILITY

A Participant who dies, Retires or becomes Disabled during a Performance Period may be eligible for an Award for the period of time during which the Company employed the individual as determined by the Administrator in its sole discretion.

For purposes of this Plan, “Retire” and “Retirement” means the Participant voluntarily terminates from employment with the Company on or after attaining age fifty-five (55) with at least ten (10) years of continuous service or voluntarily terminates from employment with the Company after age 65. The Administrator, in its sole discretion, shall determine whether to recognize service with an entity other than the Company for purposes of this Plan.

A Participant shall be considered to have a “Disability” if the Participant, as determined by the Administrator, (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

SECTION 5 - ADMINISTRATION

ADMINISTRATOR	The Administrator is the Compensation & Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company. The Committee is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Committee may exercise such powers and authority of the Board as the Committee may find necessary or appropriate to carry out its functions. The Committee may, in its sole discretion, delegate any or all of its administrative responsibilities under the Plan to any employee or officer of the Company.

GENERAL RESPONSIBILITIES OF THE COMMITTEE

Subject to the terms of the Plan, for each Performance Period the Committee will:

•  determine the identity of the Executive Officers under the Plan,

•  establish the potential amount of each Participant’s Award,

•  define the Performance Goals and other Award terms and conditions for each Participant and set forth such terms and conditions in Appendix A to this Plan,

•  determine the amount of the Award that has been earned, based on actual performance as compared to the Performance Goals, and

•  determine and make discretionary adjustments to Awards.

All designations, determinations, interpretations, and other decisions made under or with respect to the Plan and all Awards made under the Plan are within the sole and absolute discretion of the Committee and will be final, conclusive and binding on all persons, including the Company, Participants, and beneficiaries or other persons having or claiming any rights under the Plan.

SECTION 6 - MISCELLANEOUS

NON-TRANSFER OF RIGHTS	Except as otherwise required by law, a Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person.

AMENDMENT OR TERMINATION OF PLAN

The Administrator may amend, suspend, or terminate the Plan and any applicable addendums at any time, without the consent of the Participants or their beneficiaries, retroactively or otherwise.

Notwithstanding the foregoing, and subject to the terms of any transaction agreement including the Company, if the Company is acquired or otherwise experiences a change in control, no amendment or modification to the Plan may be made after the closing of such transaction that would reduce or diminish the Award opportunity for a Participant for the Performance Period in which such transaction occurs.

LIMITATIONS ON LIABILITY	No member of the Committee and no other individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person or entity for any claim, loss, liability, or expense incurred in connection with the Plan. No member of the Committee will be liable for any action or determination (including, but not limited to, any decision not to act) made in good faith with respect to the Plan or any Award under the Plan.

NO EMPLOYMENT CONTRACT	Nothing contained in this Plan constitutes an employment contract between the Company and the Participants. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to end the Participant’s employment or other relationship with the Company.

APPLICABLE LAW	The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation. Any dispute that arises with respect to this Plan or any Award granted under this Plan shall be conducted in the courts of New Castle County in the State of Delaware, or the United States Federal court for the District of Delaware.

DURATION OF THE PLAN	The Plan will remain effective until terminated by the Administrator.

CODE SECTION 409A REQUIREMENTS	The Plan as well as payments under the Plan are intended to be exempt from or, to the extent subject thereto, to comply with, Section 409A of the of the Internal Revenue Code of 1986 (together with all successor provisions, related regulations, and amendments, “Section 409A”), and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained in the Plan to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, a Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan until the Participant would be considered to have incurred a “separation from service” from the Company and its affiliates within the meaning of Section 409A. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

RECOUPMENT	Notwithstanding any other provisions in the Plan, any Award under the Plan which is subject to recovery under any law, government regulation, stock exchange listing requirement or pursuant to any policy adopted by the Company, as approved by the Board, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or policy adopted by the Company.

OTHER PLANS	The adoption of this Plan will not be construed as limiting the power of the Board or the Committee to adopt such other cash or equity incentive arrangements as either may otherwise deem appropriate.

LEGAL COMPLIANCE

The Company will not make payments of Awards until all applicable requirements imposed by Federal, state and foreign laws, rules, and regulations, and by any applicable regulatory agencies, have been fully met. No provision in the Plan or action taken under it authorizes any action that applicable laws otherwise.

Notwithstanding anything in the Plan to the contrary, the Committee will administer the Plan, and Awards may be granted and paid, only in a manner that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan will be treated as amended to the extent necessary to conform to such laws, rules, and regulations.

TAX WITHHOLDING	The Company may make all appropriate provisions for the withholding of Federal, state, foreign and local taxes imposed with respect to Awards, which provisions may vary with the time and manner of payment.

VONTIER CORPORATION

Executive Incentive Compensation Plan

APPENDIX A

APPLICABLE PERFORMANCE METRICS AND PLAN PROVISIONS

For Awards issued on or after January 1, 2022

SECTION 1 - PERFORMANCE THRESHOLDS, TARGETS AND MAXIMUMS

The following Appendix A to the Vontier Corporation Executive Incentive Compensation Plan (“Plan”) includes the performance, payout curves and payout opportunities at various financial performance levels for the [INSERT] Performance Period. This Appendix A is subject to the terms of the Plan. Capitalized terms not defined in this Appendix A are defined in the Plan.

Each financial metric will be measured independently and may exceed the “outperform” level. Any individual financial metric that exceeds “outperform” will be calculated consistent with the table below. However, the calculated culmination of the total financial metrics may not exceed 200%. Each individual financial metrics performance and associated payout will be interpolated between any percentages displayed in the chart below.

Metrics defined as:

Normalized Adjusted Operating Profit – Adjusted operating profit is the operating profit calculated in accordance with GAAP, but excluding amortization of acquisition-related intangible assets, restructuring costs and other termination costs and severance benefits (“restructuring costs”), transaction- and deal-related costs, amortization of acquisition-related inventory fair value step-up, other charges which represent charges incurred that are not part of our core operating results (“other charges”) and asset impairments and is adjusted for standalone and other one-time public company costs.

Operating Profit - Operating Companies (“Opco’s) earnings before income taxes and amortization (or “EBITA”)

Core Revenue Growth - Total sales excluding (i) sales from acquired and divested businesses; (ii) the impact of currency translation; and (iii) certain other items (when applicable)

Free Cash Flow Conversion - Numerator = EBITA with Depreciation added back +/- change in working capital less capital expenditures as divided by EBITDA

SECTION 2 – AWARD CALCULATION, PRORATION AND PERSONAL PERFORMANCE FACTOR

ELIGIBLE EARNINGS: Awards will be calculated using each Participant’s eligible earnings. Eligible earnings will be the base salary as of the last day of the Performance Periods, typically December 31.

PRORATION: In cases of new hire, promotion, demotion, Retirement, Disability and/or death, a prorated salary for the time the Participant was working in an eligible role will be based on the number of active days divided by the number of days in the Performance Period (365 or 366 on a leap year). Eligible earnings will be multiplied by the ICP target percent. In the event the ICP target was changed during the Performance Period due to promotion or demotion, the number of days in the Performance Period associated with each ICP target will be identified in order to determine the prorated ICP target for purposes of calculating the final calculated Award.

PERSONAL PERFORMANCE FACTOR (PPF): Once the eligible earnings and ICP target are calculated and final, and Plan financial results are approved by the Administrator, the final “calculated award” will be determined. The PPF will then be multiplied by the calculated award to determine the individuals final Award.

Each Participant’s performance during the Performance Period may impact their final Award based on their performance and managers recommendation. Final determination of any additional modification or PPF may range between 0% and 150%. The calculated Award will be multiplied by the individual PPF which may reduce or increase the final Award. The final Award may be reduced up to and including the full Award (100% reduction) or increased up to 150% of the calculated Award. However, no final Award may exceed the Maximum Award Amount.

CALCULATION:

SECTION 3 – TERMINATION EVENTS ELIGIBLE FOR PRORATED AWARD

In the event of a termination due to Retirement, Disability or death, a Participant may be eligible for a prorated Award. Proration will be calculated by determining the number of active days of employment during the Performance Period divided by the total number of days in the Performance Period (365 or 366 in a leap year). This factor will be applied to the final calculated Award and the PPF will be 1.0 for purposes of determining the final Award unless a majority of the Performance Period has occurred, and performance is known. The Administrator may determine and approve an alternative PPF on a case-by-case basis.

SECTION 4 – MAXIMUM AWARD AMOUNT

The CFF multiplied by the PPF may not exceed 200%.